Sub-Item 77Q2

Nuveen Arizona Dividend Advantage
Municipal Fund 2
333-71928
811-10553

Based on a review of the SEC Forms
3, 4 and 5 furnished
to the Fund, the Fund believes that all
Section 16(a)
filing requirements applicable to the
Funds officers
and directors, investment adviser
and affiliated
persons of the investment adviser
were complied with,
except that the initial affiliation report on behalf

of the officer listed below was filed
late

on March 12, 2004, accession number
0001189642-04-000240.

There are no greater than ten-percent
shareholders of the Fund.


OFFICERS:

Daniel S. Solender